UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2007

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On June 13, 2007, The South Financial Group, Inc. (“TSFG”) disclosed certain matters regarding its lending arrangements related to a North Carolina real estate development project and the related developer, both of which are the subject of an investigation by the North Carolina Attorney General. TSFG has approximately $18 million in lot loans to over 80 individuals secured by specific lots in the development, and approximately $3 million in nonperforming loans to the developer secured by approximately 75 acres of undeveloped land. At the time of the disclosure, TSFG estimated that its ultimate exposure related to the loans was approximately 50% of the total outstanding exposure (or approximately $10 million), and further estimated that net loan charge-offs for the remainder of 2007 would average in the 25 basis point range (annualized as a percentage of average loans). Based on an internal review of its lot loan portfolio, TSFG continues to believe the fraud is an isolated event and does not reflect upon the underlying credit quality of the rest of its loan portfolio.

Based on current information, TSFG expects to record in the second quarter of 2007 an additional provision for credit losses of $10.5 million for these loans, with charge-offs of $1.5 million (to reflect the estimated underlying value of the collateral) related to the $3 million developer loan. After the $1.5 million charge-off, the remaining $9.0 million allowance for loan losses will be allocated specifically to cover management’s estimate of probable incurred losses associated with the pool of lot loans and may be adjusted as additional information becomes available. Additionally, TSFG expects to place the lot loans on nonaccrual status if the payment status of the loans becomes delinquent more than 120 days, settlements are reached with the individual borrowers, or other circumstances arise confirming that full collection is not probable.

Given the present status of the lot loans, TSFG cannot currently estimate the timing of the ultimate charge-offs, if any, related to the loans. Therefore, excluding total charge-offs related to the above-referenced loans, TSFG estimates net loan charge-offs will be in the 15 to 18 basis point range (annualized as a percentage of average loans) for the second quarter of 2007.

In light of the foregoing additional provision for credit losses, TSFG expects to report earnings of $0.24 to $0.26 for the second quarter, or $0.34 to $0.36 excluding the $10.5 million pre-tax (approximately $0.10 per share after-tax) additional provision for credit losses.

Explanation of TSFG’s Use of Certain Non-GAAP Financial Measures

This disclosure contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with such operating measures information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

Forward-Looking Statements

This disclosure contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations, including operating results, net loan charge-offs, nonperforming loans and other credit-related matters. However, such statements necessarily involve risks and uncertainties and there are a number of factors - many of which are beyond TSFG's control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, please refer to TSFG's filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this disclosure.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

July 2, 2007	By:	/s/ James R. Gordon

James R. Gordon

Executive Vice President and Chief Financial Officer

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